NOT FOR DISTRIBUTION TO ANY PERSON LOCATED OR RESIDENT IN THE REPUBLIC OF

ITALY

NOTHING IN THIS ANNOUNCEMENT CONSTITUTES AN OFFER OF SECURITIES FOR SALE IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO DO SO. THE CONSENT SOLICITATION TO EXCHANGE THE EXISTING NOTES FOR NEW NOTES IS MADE FOR THE SECURITIES OF A FOREIGN COMPANY. THE CONSENT SOLICITATION IS SUBJECT TO DISCLOSURE REQUIREMENTS OF A FOREIGN COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES. FINANCIAL STATEMENTS INCLUDED IN THE MEMORANDUM HAVE BEEN PREPARED IN ACCORDANCE WITH FOREIGN ACCOUNTING STANDARDS THAT MAY NOT BE COMPARABLE TO THE ACCOUNTING STANDARDS APPLICABLE TO FINANCIAL STATEMENTS OF UNITED STATES COMPANIES.

IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE US FEDERAL SECURITIES LAWS, SINCE (I) NAFTOGAS, THE ISSUER OF THE NEW NOTES, IS LOCATED IN A FOREIGN COUNTRY, AND ALL OF ITS OFFICERS AND DIRECTORS ARE RESIDENTS OF A FOREIGN COUNTRY AND (II) UKRAINE, THE GUARANTOR OF THE NEW NOTES, IS A SOVEREIGN STATE. YOU MAY NOT BE ABLE TO SUE A FOREIGN COMPANY OR ITS OFFICERS OR DIRECTORS, OR A FOREIGN SOVEREIGN STATE, IN A FOREIGN COURT FOR VIOLATIONS OF THE U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A FOREIGN COMPANY AND ITS AFFILIATES, OR A FOREIGN SOVEREIGN STATE, TO SUBJECT THEMSELVES TO A U.S. COURT’S JUDGMENT.

YOU SHOULD BE AWARE THAT NAFTOGAS AND UKRAINE MAY PURCHASE SECURITIES OTHERWISE THAN UNDER THE CONSENT SOLICITATION, SUCH AS IN THE OPEN MARKET OR IN PRIVATELY NEGOTIATED PURCHASES.

National Joint-Stock Company “Naftogas of Ukraine”

The Cabinet of Ministers of Ukraine (acting on behalf of Ukraine)

represented by the Minister of Finance of Ukraine

Standard Bank London Holdings plc

INVITATION TO HOLDERS OF STANDARD BANK HOLDINGS PLC US$500,000,000 8.125%

NOTES DUE 2009 TO CONSENT TO EXCHANGE ALL EXISTING NOTES FOR NEW NOTES OF

NAFTOGAS (ISIN: XS0202078688)

Kyiv – 24 September 2009

National Joint-Stock Company “Naftogas of Ukraine” (“Naftogas”) has today invited the holders (the “Holders”) of the US$500,000,000 8.125% Loan Participation Notes due 2009 (ISIN: XS0202078688) (the “Existing Notes”) issued by Standard Bank London Holdings PLC (the “Issuer”) for purposes of financing a loan by Standard Bank PLC (formerly Standard Bank London Limited) to Naftogas to consent to exchange (the “Consent Solicitation”) 100% of the Existing Notes for new US dollar-denominated 9.50% Sovereign Guaranteed Notes due 2014 (the “New Notes”). The New Notes will be issued by Naftogas and will have the benefit of an unconditional and irrevocable sovereign guarantee by the Cabinet of Ministers of Ukraine (acting on behalf of Ukraine) represented by the Minister of Finance of Ukraine (the “Guarantor”). If the extraordinary resolution (the “Extraordinary Resolution”) which Holders are being asked to approve is passed, Holders who validly consent prior to the Early Participation Deadline set out below will receive New Notes in an amount (rounded down to the nearest U.S.$1,000) equal to the product of the aggregate principal amount of the Existing Notes validly voted in favour of the Extraordinary Resolution by such Holder multiplied by the Early Participation Ratio set out below. If the Extraordinary Resolution is passed, Holders who do not validly consent before the Early Participation Deadline or at all will receive New Notes in an amount (rounded down to the nearest U.S.$1,000) equal to the product of the aggregate principal amount of the Existing Notes held by such Holder for exchange multiplied by the Late Participation Ratio set out below.

A more detailed description of the New Notes is included in a consent solicitation memorandum dated 23 September 2009 the (“Memorandum”) available from the Dealer Manager and the Tabulation Agent set out below.

Transaction rationale

Naftogas and the Guarantor are taking steps that are intended to address the significant challenges that Naftogas faces and to reduce Naftogas’ refinancing risk, by extending the maturity of the Existing Notes which become due and payable in full on 30 September 2009. The Consent Solicitation is a crucial element of Naftogas’ and the Guarantor’s efforts to effect a successful restructuring of Naftogas’ business model that will permit Naftogas to meet its obligations to its creditors while preserving sufficient liquidity to sustain its business operations. The objectives of the Consent Solicitation are:

1) to address the risk of payment default on the Existing Notes and other bilateral loan obligations totaling around $1,650,000,000 (the “Indebtedness”) falling due in the short and medium term;

2) to consolidate the Indebtedness into a single, longer dated obligation benefiting from a sovereign guarantee; and

3) to provide an opportunity for all creditors under the Indebtedness to preserve the nominal amount owed to them by Naftogas.

Summary of terms of the Consent Solicitation

Naftogas wishes to honour its principal obligations in full and is offering to exchange Existing Notes for New Notes on a par-for-par basis to those Holders who participate prior to the Early Participation Deadline.

	Early Participation Calculation		Late Participation Calculation

Participation Price		100.00%		95.00%

Illustrative Face Amount Exchanged	U.S.$	1,000.00	U.S.$	1,000.00

New Bond Issuance Price		100.00%		100.00%

Exchange Ratio		1.00		0.95

Amount of New Notes to be issued	U.S.$	1,000.00	U.S.$	950.00

Only holders whose electronic instructions to participate in the Consent Solicitation are received prior to the Early Participation Deadline and vote in favour of the Extraordinary Resolutions will be eligible to benefit from the Early Participation Ratio for the Existing Notes. Holders whose voting instructions are received after the Early Participation Deadline or not at all and that are exchanged as a result of the Consent Solicitation upon the Extraordinary Resolution being passed and becoming effective will receive New Notes based on the Late Participation Ratio.

Conditions of the Consent Solicitation

Consummation of the Consent Solicitation to exchange 100% of the Existing Notes is conditional upon the required quorum being reached and the relevant majority of Holders voting in favour of the proposed Extraordinary Resolution at the meeting of Holders. In addition, Naftogas may, in its sole discretion, extend, re-open, amend, waive any condition of or terminate the Consent Solicitation at any time (subject to applicable law and as further described in the Memorandum).

Expected Transaction Timeline

Date	Approx. Time	Event	Description
Thursday 24 September 2009		Launch	Consent Solicitation announced to the market.

Thursday 8 October 2009	17:00 CET	Early Participation Deadline	Deadline for Holders to validly vote in favour of the Consent Solicitation in order to qualify for delivery on the Effective Date of the applicable amount of New Notes based on the Early Participation Calculation.

Thursday 15 October 2009	17:00 CET	Final Voting Deadline	Deadline for receipt of voting instructions

Monday 19 October 2009	17:00 CET	Noteholder Meeting	Meeting of Holders held in London to resolve the Extraordinary Resolution

Announcements will be made over newswire services and via the Clearing Systems where appropriate.

Participating in the Consent Solicitation

Holders wishing to participate in the Consent Solicitation must submit, or arrange to have submitted on their behalf, not later than the Final Voting Deadline and, in any event, before such earlier deadline as may be required to be met by the relevant Clearing System, a duly completed Electronic Instruction Notice in the form of an authenticated SWIFT message, Euclid server or Creation Instruction to the relevant Clearing System. Holders should check with the bank, securities broker or other intermediary through which they hold their Existing Notes whether such intermediary will apply different deadlines for participation to those set out in the Memorandum and, if so, should follow those deadlines. Holders who do not validly complete and send Electronic Instruction Notices will not be able to participate in the Consent Solicitation but will be bound by the Extraordinary Resolution if passed at the meeting of Holders.

The Memorandum sets out, inter alia, the terms and conditions of the Consent Solicitation, restrictions applicable to the Consent Solicitation, the terms and conditions of the New Notes, and descriptions of, and risk factors relating to, Naftogas and the Guarantor. Capitalised, undefined terms used within this announcement shall have the same meanings asset out in the Memorandum.

For further information and to request an electronic copy of the Memorandum, please contact the Dealer Manager or the Tabulation Agent. Please note that persons resident or located in the United States of America must apply in writing to naftogas@lucid-is.com for an electronic copy of the Memorandum.

The Dealer Manager:

Credit Suisse

London

Attn: Debt Syndicate Group

Tel: +44 20 7888 5197

London

Attn: Liability Management Group

Tel: +44 20 7883 8763

Email: liability.management@credit-suisse.com

The Tabulation Agent:

Lucid Issuer Services Limited

Tel: +44 20 7704 0880

Email: naftogas@lucid-is.com

International Media:

The HeadLand Consultancy

Chris Salt

Tel: +44 207 367 5224

E-mail: csalt@headlandconsultancy.co.uk

Dudley White

The HeadLand Consultancy

Tel: +44 207 367 5226

E-mail: dwhite@headlandconsultancy.co.uk

Neither the Dealer Manager, the Tabulation Agent nor the Issuer takes any responsibility for the contents of this announcement and none of the Issuer, Naftogas, the Guarantor, the Dealer Manager, the Tabulation Agent or any of their respective directors, officers, employees or affiliates makes any representation or recommendation whatsoever regarding the Consent Solicitation, or any recommendation as to whether Holders should provide their consent in the Consent Solicitation. This announcement must be read in conjunction with the Memorandum. This announcement and the Memorandum contain important information which should be read carefully before any decision is made with respect to the Consent Solicitation. If any Holder is in any doubt as to the action it should take, it is recommended to seek its own advice, including as to any tax consequences, from its stockbroker, bank manager, solicitor, accountant or other independent adviser.

The Consent Solicitation is being conducted pursuant to an exemption from the registration requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”) provided by Rule 802 thereunder (“Rule 802”) and, accordingly, neither the Consent Solicitation nor any offer of the New Notes has been or will be registered with the U.S. Securities and Exchange Commission. The Existing Notes and the New Notes have not been and will not be registered under the Securities Act or the securities law of any state or jurisdiction of the United States.

This announcement and the Memorandum are addressed only to Holders (a) that are not located or resident in the European Economic Area, or that are qualified investors within the meaning of Article 2(1)(e) of the EU Prospectus Directive (2003/71/EC); and (b) that are not located or resident in the United Kingdom, or that are persons falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or within Article 43 of the Order, or to whom the Memorandum and any other documents or materials relating to the Consent Solicitation may otherwise be lawfully communicated in accordance with the Order.

This announcement does not constitute an offer or an invitation to participate in the Consent Solicitation in any jurisdiction in or from which, or to any person to whom, it is unlawful to make such offer or invitation under applicable laws. The distribution of this announcement in certain jurisdictions may be restricted by law. Persons into whose possession this announcement comes are required by each of the Issuer, Naftogas, the Guarantor, the Dealer Manager and the Tabulation Agent to inform themselves about, and to observe, any such restrictions.